Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 28, 2024 (February 14, 2025, as to the discontinued operation and subsequent events described in Notes 1 and 2) relating to the financial statements of Arcadia Biosciences, Inc. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Tempe, Arizona

February 14, 2025